Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hewlett Packard Enterprise Company pertaining to the Hewlett Packard Enterprise Company 2015 Stock Incentive Plan, Silicon Graphics International Corp. 2014 Omnibus Incentive Plan, as amended, Silicon Graphics International Corp. 2006 New Recruit Equity Incentive Plan, as amended and restated, Silicon Graphics International Corp. 2005 Equity Incentive Plan, as amended, Silicon Graphics International Corp. 2005 Non-Employee Directors’ Stock Option Plan, and Niara, Inc. 2013 Equity Incentive Plan of our report dated December 15, 2016, with respect to the combined and consolidated financial statements of Hewlett Packard Enterprise Company included in its Annual Report (Form 10-K) for the year ended October 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
April 4, 2017